Exhibit (a)(1).4

TEXAS INDUSTRIES, INC.

TXI CAPITAL TRUST I

NOTICE

Offer to Exchange Common Stock for any and all

Outstanding 5.5% Shared Preference Redeemable Securities Issued by

TXI Capital Trust I (Liquidation Amount of $50 per Trust Security)

and Fully and Unconditionally Guaranteed by Texas Industries, Inc.

(CUSIP No. 873119 20 0)

and

Solicitation of Consents for Proposed Amendment to the

Trust Agreement Governing TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities

THE OFFER AND CONSENT SOLICITATION WILL EXPIRE ON MAY 9, 2006, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, OR AT SUCH OTHER TIME IF THIS DATE IS EXTENDED OR THE OFFER IS TERMINATED BY TEXAS INDUSTRIES, INC. AND TXI CAPITAL TRUST I (THE “EXPIRATION DATE”).

April 12, 2006

To:	Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

This notice, the offering circular dated April 12, 2006 (the “Offering Circular”) of Texas Industries, Inc., a Delaware corporation (“TXI”), and TXI Capital Trust I, a statutory business trust formed under the laws of the state of Delaware and a wholly-owned subsidiary of TXI (the “Trust”), and the consent and letter of transmittal (the “Consent and Letter of Transmittal”) have been delivered to you in connection with TXI’s offer to exchange its Common Stock for any and all Trust Securities. The number of shares of Common Stock to be exchanged per Trust Security tendered (the “Exchange Amount”) will be fixed after 5:00 p.m., New York City time, on May 5, 2006, on the basis of the applicable pricing formula set forth in the Offering Circular, and announced prior to the opening of trading on May 8, 2006. Each holder of Trust Securities validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date shall receive the Exchange Amount. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Offering Circular.

We are requesting that you contact your clients for whom you hold Trust Securities regarding the offer and consent solicitation. For your information and for forwarding to your clients for whom you hold Trust Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offering Circular;

2.	A Consent and Letter of Transmittal for your use and for the information of your clients in accepting the offer and consent solicitation. The Consent and Letter of Transmittal will enable your clients to tender all Trust Securities that they own and thereby automatically deliver the related consents;

3.	A form of letter which may be sent to your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer and consent solicitation;

4.	A Notice of Guaranteed Delivery for the Trust Securities to be used to accept the offer and consent solicitation if the Trust Securities and all other required documents cannot be delivered to Exchange Agent by the Expiration Date; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The offer and consent solicitation will expire at 12:00 midnight on the Expiration Date. Trust Securities tendered may be withdrawn at any time before the Expiration Date.

By tendering Trust Securities, your clients will automatically be consenting to the Proposed Amendment to the Trust Agreement. A holder may not consent to the Proposed Amendment without tendering the Trust Securities related thereto.

To participate in the offer and consent solicitation, a duly executed and properly completed Consent and Letter of Transmittal (or facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Trust Securities, or a timely book-entry confirmation of such Trust Securities into the Exchange Agent’s account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Consent and Letter of Transmittal and the Offering Circular.

If a registered holder of Trust Securities desires to tender, but such Trust Securities are not immediately available, or time will not permit such holder’s Trust Securities or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular under “The Offer and Consent Solicitation - Guaranteed Delivery.”

TXI will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominees (other than the Exchange Agent and the Information Agent, as described in the Offering Circular) in connection with the tender of Trust Securities and delivery of consents pursuant to the offer and consent solicitation. However, TXI will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Trust Securities held by them as nominee or in a fiduciary capacity. TXI will pay or cause to be paid all stock transfer taxes applicable to the exchange of Trust Securities pursuant to the offer and consent solicitation, except as set forth in the Instructions in the Consent and Letter of Transmittal.

Any inquiries you may have with respect to the offer and consent solicitation should be addressed to D.F. King & Co., Inc., the Information Agent, or to J.P. Morgan Trust Company, National Association, the Exchange Agent, at their respective telephone numbers and addresses set forth on the back cover page of the Consent and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

TEXAS INDUSTRIES, INC.
TXI CAPITAL TRUST I

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF TXI, THE TRUST, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.